Exhibit 99.1

Power & Digital Infrastructure Acquisition II Corp. Announces the Separate Trading of its Shares of Class A Common Stock and Warrants Commencing January 31, 2022

CHICAGO, Illinois, January 28, 2022 – Power & Digital Infrastructure Acquisition II Corp. (NASDAQ: XPDBU) (the “Company”) announced that, commencing January 31, 2022, holders of the units sold in the Company’s initial public offering of 28,750,000 units, completed on December 14, 2021, may elect to separately trade the shares of Class A common stock and warrants included in the units. Any units not separated will continue to trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “XPDBU” and the shares of Class A common stock and warrants that are separated will trade on the Nasdaq under the symbols “XPDB” and “XPDBW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Barclays Capital Inc. and BofA Securities acted as joint book running managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 9, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Power & Digital Infrastructure Acquisition II Corp.

The Company is a newly organized blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has not yet selected any specific business combination target.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the anticipated separation of the units into shares of Class A common stock and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and final prospectus relating to the Company's initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For more information:

Patrick C. Eilers

Chief Executive Officer

peilers@transitionequity.com

(312) 961-6605

Theodore J. Brombach

Chairman of the Board of Directors

ted@xmscapital.com

(312) 806-4440

James P. Nygaard, Jr.

Chief Financial Officer

jim@xmscapital.com

(847) 770-5235